Exhibit 7.03

Execution Version

AMENDMENT NO.1 TO THE INVESTMENT AGREEMENT

This AMENDMENT NO.1 TO THE INVESTMENT AGREEMENT (this “Amendment”) dated as of March 15, 2023 is made by and between (i) SAIF PARTNERS IV L.P., an exempted limited partnership registered and existing under the Laws of the Cayman Islands (the “Seller”) and (ii) YZ Healthcare L.P., an exempted partnership established under the Laws of the Cayman Islands (the “Buyer”). The Buyer and the Seller are hereinafter referred to as the “Parties” and each a “Party”.

WHEREAS, the Parties have entered into that certain investment agreement dated November 23, 2022 (the “Investment Agreement”), upon the terms and subject to the conditions of which, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, certain Common Shares and Exchange Shares (each as defined in the Investment Agreement), all upon the terms and conditions set forth in the Investment Agreement.

WHEREAS, the Parties desire to amend the Investment Agreement so as to extend the ROFR Period (each as defined in the Investment Agreement) for another three month following the original expiry date.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties agree as follows:

1.                Amendment to the Investment Agreement. Section 2.2 of the Investment Agreement is hereby deleted in its entirety and replaced with the following:

“Section 2.2 Notice of Transfer. For a period beginning on the Deposit Payment Date and ending on May 25, 2023 (both inclusive, the “ROFR Period”), the Seller shall not Transfer any Common Shares or Exchange Shares to any Person unless the Seller (i) has first complied with the provisions of this Article II and (ii) Transfers all (and not less than all) of the Common Shares held by it and the Exchange Shares held by it or to be released to its account (as the case may be) to a purchaser or a group of purchasers, save that (x) the Seller may Transfer any Common Shares or Exchange Shares to any Affiliate of the Seller without complying with the other provisions of this Article II provided that (A) the Seller shall continue to be entitled to 100% of the economic interest in any Common Shares and Exchange Shares so Transferred and (B) such Affiliate delivers to the other Parties a deed of adherence to this Agreement in a form reasonably satisfactory to the other Parties, agreeing to be bound by this Agreement as if it were the Seller and (y) the Seller may Transfer any Common Shares or Exchange Shares in compliance with Section 2.6. During the ROFR Period, if the Seller proposes to Transfer all or a portion of the Common Shares held by it and/or the Exchange Shares that are held by it or may be released to its account to a purchaser or a group of purchasers (the “Transferee”), then at least seven (7) Business Days before the earlier of such Transfer or its entry into any definitive agreement regarding such Transfer, the Seller shall give the Buyer written notice of the Seller’s intention to make the Transfer (the “Transfer Notice”), which shall include (A) a description of the shares of the Company to be transferred (the “Offered Shares”), (B) the consideration and the material terms and conditions upon which the proposed Transfer is to be made, including a copy of the draft share purchase agreement (and such other definitive agreement) to be entered into between the Seller and the Transferee.”

Execution Version

2.                Definitions; References. Unless otherwise speicifcally defined herein, all capitalized terms used but not defined herein shall have the meanings abscribed to them under the Investment Agreement.

3.                Effectiveness; No Further Amendment. All of the provisions of this Amendment shall be effective as of the date hereof. The Parties agree that all other provisions of the Investment Agreement shall, subject to the amendment in Section 1 of this Amendment, continue unamended, in full force and effect and constitute legal and binding obligations of the Parties. This Amendment forms an integral and inseparable part of the Investment Agreement.

4.                Others. Section 6.4 (Confidentiality), Section 7.2 (Amendment; Waivers) to Section 7.12 (No Strict Construction) of the Investment Agreement are hereby incorporated by reference and made applicable to this Amendment mutatis mutandis.

[Remainder of this page is intentionally left blank.]

Execution Version

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SAIF PARTNERS IV L.P.
By: SAIF IV GP, L.P., its general partner
By: SAIF IV GP Capital Ltd., its general partner

By:	/s/ Andrew Y. Yan
Name:	Andrew Y. Yan
Title:	Director

Address:	M&C Corporate Services Limited, PO Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (with a copy to: c/o SAIF Advisors Limited, 2516-2520, Two Pacific Place, 88 Queensway, Hong Kong)

Telephone:	852-2918 2200
Fax:	852-2234 9116
E-mail:	pwan@sbaif.com / achan@sbaif.com
Attention:	Patrick Wan / Anita Chan

Execution Version

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

YZ Healthcare L.P.
By: YZ HEALTHCARE GP LIMITED, its general partner

By:	/s/ Wu Guangze
Name:	Wu Guangze
Title:	Director

Address:	Level 23, 28 Henessy Road.
Hong Kong
Telephone:	2972 0222
Fax:	2972 0611
E-mail:	Alston.Chan@oci-intl.com
Attention:	Alston Chan